Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Russell J. Grimes President and Chief Executive Officer (410) 795-1900

CARROLL BANCORP, INC. AND CARROLL COMMUNITY BANK TO COMPLETE CONVERSION AND OFFERING

Sykesville, Maryland – October 11, 2011 – Carroll Bancorp, Inc. has announced that it has received all necessary regulatory approvals to complete the conversion of Carroll Community Bank from a mutual savings bank to a Maryland chartered commercial bank, acquire all of the stock of Carroll Community Bank, and complete Carroll Bancorp, Inc.’s initial public offering. The conversion and related offering (the “Transactions”) are expected to be completed on October 12, 2011, subject to the satisfaction of customary closing conditions.

In connection with the transactions, shares of Carroll Bancorp, Inc. common stock were sold to depositors of Carroll Community Bank and to other investors in subscription and community offerings. A total of 359,456 shares of common stock were sold at a purchase price of $10.00 per share, including 21,567 shares of common stock sold to the Carroll Community Bank employee stock ownership plan.

Stock certificates for shares of common stock will be mailed to investors on or about October 12, 2011. The shares of common stock are expected to begin trading on the OTC Bulletin Board under the trading symbol “CROL” on October 13, 2011.

Stifel, Nicolaus & Company, Incorporated served as financial advisor and marketing agent with respect to the offering. The Baltimore law firm of Ober, Kaler, Grimes & Shriver, a Professional Corporation, served as special counsel to Carroll Bancorp, Inc. and Carroll Community Bank in connection with the conversion and offering. The Washington D.C. based law firm of Elias, Matz, Tiernan & Herrick L.L.P., served as special counsel to Stifel, Nicolaus & Company, Incorporated in connection with the conversion and offering.

“On behalf of the Board of Directors and Senior Management, we would like to thank our depositors and the community for their confidence in our organization and support in our successful capital offering. The conversion of the Bank from a mutual to stock institution represents another milestone in our history. This additional capital will put us in a stronger competitive position in our market and allow us to continue implementing our strategic business plan,” stated Russell J. Grimes, President and Chief Executive Officer.

Upon completing the conversion, Carroll Bancorp, Inc. will be a holding company for Carroll Community Bank. Carroll Community Bank currently is a state-chartered savings bank located in the Eldersburg area of Carroll County, Maryland and was originally founded in 1870. Carroll Community Bank operates as a community-oriented institution, offering a variety of loan and deposit products and serving the other financial needs of its local community.

The statements in this release with respect to the expected completion of the conversion and offering and implementing our strategic business plan constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to various factors that could cause actual results to differ materially from those set forth herein. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that affect Carroll Community Bank’s interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Carroll Bancorp, Inc.’s and Carroll Community Bank’s operations.